UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date Of Report (Date Of Earliest Event Reported): May 29, 2009
PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 1-9900

Maryland	86-0602478
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401
(Address of Principal Executive Offices, Including Zip Code)
310-395-2083
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Signature

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On May 29, 2009, Pacific Office Properties, L.P. (the “Operating Partnership”), the operating partnership of which Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), is the general partner, received a Notice of Default from KeyBank National Association (“KeyBank”) that an Event of Default existed under the Operating Partnership’s Credit Agreement dated as of August 25, 2008 (the “Credit Facility”) with KeyBank and KeyBanc Capital Markets. As asserted, the Event of Default relates to the calculation of a financial covenant required under the Credit Facility, including the Operating Partnership’s delivery of related certificates and statements, for the fiscal quarter ended March 31, 2009. During the continuance of the asserted Event of Default, no additional borrowings are available to the Operating Partnership under the Credit Facility, and the outstanding borrowings under the Credit Facility ($3.0 million at March 31, 2009 and the date hereof) will bear interest at 7.25%, based on KeyBank’s prime rate plus 4.0%. In addition, during the continuance of the asserted Event of Default, KeyBank would have the right, but has not yet indicated any intention, to accelerate the Operating Partnership’s payment obligations with respect to the outstanding borrowings under the Credit Facility. Subsequent to our receipt of the Notice of Default, we have had, and expect to continue to have, discussions with KeyBank regarding the assertions made by KeyBank in its Notice of Default. While the Company can offer no assurances as to how these discussions will be resolved, the Company does not agree with the assertion made by KeyBank and does not believe that an Event of Default exists under the Credit Facility.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.
Dated: June 4, 2009	By:	/s/ James M. Kasim
		Name:	James M. Kasim
		Title:	Chief Financial Officer